Exhibit (h)(1)(d)

Amendment Number 1
To The
Transfer Agency Services Agreement

THIS AMENDMENT is made as of July 31, 2002 (the “Effective Date”), by and between PFPC INC., a Massachusetts corporation (“PFPC”), PACIFIC LIFE INSURANCE COMPANY, a life insurance company domiciled in California (“Pacific Life”), PACIFIC FUNDS, a Delaware business trust (the “Fund”), and COLLEGE SAVINGS TRUST, a Montana trust company having its principal place of business in Helena, Montana (the “Trustee”).

Recitals

A.
Pacific Life, the Fund and PFPC entered into an agreement dated as of August 1, 2001 (the “Original Agreement”) pursuant to which PFPC serves as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent with respect to certain investment portfolios of the Fund (each, a “Portfolio”).

B.
The State of Montana’s Family Education Savings Act, Ch. 540, L. 1997 (the “Enabling Act”), authorizes the Montana Board of Regents of Higher Education (the “BOR”) to implement the Montana Family Education Savings Program (the “Program”) by contracting with a program manager.

C.	The BOR has contracted with College Savings Bank (“CSB”), a New Jersey chartered savings bank, to act as program manager with responsibility for implementing the Program.

D.
The Program is designed to be a “qualified tuition program” under Section 529 (defined below). The Program utilizes a master trust, which in turn authorizes individual participating trust accounts that will invest in the underlying Portfolios.

E.	Some or all of the Portfolios will be used as the underlying investment options under the Program.

F.
The Trustee, which is an affiliate of CSB and which has trust powers in the State of Montana, has entered into an agreement to serve as trustee of each participating trust created under the Program and the Trustee wishes to retain PFPC to serve as record keeping and reporting agent for the Trustee, and PFPC wishes to furnish such services.

G.
The Trustee, Pacific Life and the Fund wish to retain PFPC to serve as transfer agent, registrar, dividend processing agent and shareholder servicing agent to the Securities (defined below) offered under the Program, in addition to the services currently provided by PFPC to the Portfolios, and PFPC wishes to furnish such services.

H.
Pacific Life, the Fund and PFPC desire to amend the Original Agreement to accommodate the provision of services tailored for shares of the Portfolios when they are used as investment options in the Program; to provide for services tailored to the Securities issued through the Program; and to add the Trustee as a party to such agreement solely with respect to the subject matter of this Amendment.

Terms

In consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Amendments to Original Agreement.

(a)
This Amendment shall amend the Original Agreement only to the extent the Portfolios are used as investment options underlying the Program. That is, the terms of the Original Agreement control when an investment is made in a Portfolio outside of the Program. Notwithstanding the above, the amendments to Section 13(a) and (b) set forth below shall be effective in all cases. References to section numbers are to the respective section numbers in the Original Agreement.

(b)	The following sentence is inserted after the first sentence of the definition of “Authorized Person” set forth in Section 1(c):

“With regard to each Account and the Securities, an ‘Authorized Person’ means any officer of the Trustee and any other person duly authorized by the Trustee to give Oral Instructions or Written Instructions.”

(c)	The definitions set forth in Section 1 are supplemented by adding the following definitions:

(k)
“Account” means all records, collectively, maintained hereunder by PFPC or its affiliates for an Account Owner and a particular Designated Beneficiary in connection with the Portfolios (when they are used as investment options in the Program) or the Securities.

(l)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(m)
“Offering Documents” means the Program’s Plan Description Handbooks, the Plan Trust Agreement for the Montana Family Education Savings Program – Pacific Funds 529 College Savings Program, the Pacific Funds 529 College Savings Plan Account Owner’s Participating Trust Agreement, and associated forms, as amended from time to time.

(n)
“Program Rules” mean the rules promulgated by the BOR with respect to the operation of the Program that are applicable to the Securities or the Portfolios (when they are used as investment options in the Program), as amended from time to time.

(o)	“Section 529” means Section 529 of the Code, as amended from time to time.

(p)	“Securities” mean the assets that are held in trust for an Account Owner and the State of Montana in an individual participating trust account that are, in turn, invested in shares of the Portfolios.

(q)	“Account Owner” or “Shareholder” means the individuals or entities that enter into participating trust agreements with the Trustee (or a successor trustee) in connection with the Program.

(r)	“Designated Beneficiary” means the individual for whose benefit the participating trust is established, as may be amended from time to time by the Account Owner.”

(d)	Section 2 is amended by replacing the phrase “dividend disbursing agent” with the phrase “dividend processing agent” and supplemented by adding the following paragraphs to Section 2:

“The Trustee, Pacific Life and the Fund hereby appoint PFPC, and PFPC accepts and agrees to act, as transfer agent, registrar, dividend processing agent and shareholder servicing agent to the Program, with respect to the Securities and the Accounts, in accordance with the terms set forth in the Original Agreement as amended by this Amendment.

The Trustee hereby appoints PFPC, and PFPC accepts and agrees to act, as record keeping and reporting agent for the Trustee with respect to the Securities and the Accounts in accordance with the terms set forth in the Original Agreement as amended by this Amendment.”

(e)	Section 3 is amended by inserting new subsections (h) and (i) and renumbering existing subsection (h) as subsection (j). The new subsections are as follows:

“(h)	A copy of the Program’s Offering Documents;

(i)	A copy of CSB’s agreement with the BOR; and”

(f)	Section 4 is amended by adding the following after the second sentence in the paragraph:

“In addition, PFPC shall act in accordance with the Program Rules, Section 529, and the Offering Documents, including, but not limited to, observing contribution limits, investment direction restrictions (i.e., restrictions on changing investments) and reporting requirements. Pacific Life shall notify PFPC in writing of any changes to the Program Rules and Offering Documents.”

(g)	The second sentence of Section 5(b) is amended by adding the phrase “or of the BOR” after “or of the Fund’s shareholders.”

(h)	The first sentence of Section 5(c) is amended by adding the phrase “ or the Trustee, as appropriate,” after the parenthetical.

(i)	The last sentence of Section 5(c) is amended by adding the phrase “, the Trustee” after “Pacific Life.”

(j)	Section 6(a) is amended by adding the phrase “, Pacific Life or the Trustee, as appropriate” at the end of the sentence.

(k)	Section 6(b) is amended by adding “, the Trustee” after the phrase “the Fund’s investment adviser.”

(l)
The first sentence of Section 6 (c) is amended by adding “, Pacific Life or the Trustee” after the phrase “receives from the Fund.” The second sentence of Section 6(c) is amended and restated as follows:

“PFPC shall promptly notify Pacific Life, the Fund and the Trustee, as appropriate, in the event such advice is inconsistent with Oral or Written Instructions that PFPC receives from the Fund, Pacific Life or the Trustee.”

(m)	The first sentence of Section 7 is amended by adding “and Section 529,” after “as required by the 1940 Act.” Section 7 is supplemented by adding the following paragraph:

“The books and records pertaining to the Program and Accounts, which are in the possession or under the control of PFPC, shall be the property of the Fund and/or Trustee, as appropriate. Such books and records shall be prepared and maintained as required by the 1940 Act, Section 529, the Program Rules and other applicable laws, rules and regulations. The Fund, Pacific Life, the Trustee and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of Pacific Life, the Trustee or the Fund, copies of any such books and records shall be provided by PFPC to Pacific Life, the Trustee or the Fund or to an Authorized Person, at

the Fund’s expense. Upon reasonable notice by the Fund or Trustee, PFPC shall make available during regular business hours its facilities and premises employed in connection with its performance of the Original Agreement as amended by this Amendment for reasonable visits by the Fund, the Trustee, any agent or person designated by the Fund or Trustee or any regulatory agency having authority over the Fund, the Program or Trustee.”

(n)	A new Section 8(d) is added, which reads as follows:

“(d)  Notwithstanding anything to the contrary, PFPC shall not be in violation of the foregoing confidentiality provisions if PFPC provides information (including NPI) to the Trustee, CSB or the BOR that relates to the Program or Account Owners or Designated Beneficiaries invested in Portfolios via the Program.”

(o)	Subsection 10(a)(i) is amended by adding “ or to the Program” after the phrase “to the Fund.”

(p)	Subsection 10(a)(iii) is amended by adding “, the Trustee” after “Pacific Life.”

(q)	Section 10(b) is amended and restated as follows:

“Software application changes to the PFPC System which are requested by the Fund, Pacific Life, or the Trustee shall be treated by the parties as agreed to from time to time in writing by (i) PFPC and (ii) the Fund, Pacific Life or the Trustee, as appropriate.”

(r)
The first sentence of Section 12 is amended by adding the phrase “or PFPC’s affiliates” after the phrase “services rendered by PFPC.” The second sentence of Section 12 is amended by replacing the phrase “The Fund acknowledges” with “The Fund, Pacific Life and the Trustee each acknowledge.”

(s)	[Reserved].

(t)	Section 13(a) is amended and restated as follows:

“(a)  The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, trustees, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes (i) in connection with the provision of services to the Fund hereunder, (ii) at the request or direction of Pacific Life or the Fund, (iii) in accordance with the Program Rules (iv) upon Oral or Written Instructions, or (v) under PFPC’s prescribed procedures, including the acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of Shares. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.”

(u)	Section 13(b) is amended by adding the word “reasonable” immediately before the phrase “attorneys’ fees.”

(v)	Section 13 is supplemented by adding new Sections 13(c), (d) and (e) as follows:

“(c)
The Trustee agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, trustees, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes (i) in connection with the provision of services to the Trustee hereunder, (ii) at the request or direction of the Trustee, (iii) in accordance with the Program Rules; (iv) upon Oral or Written Instructions, or (v) under PFPC’s prescribed procedures, including the acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of fund shares. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under the Original Agreement, as amended.

“(d)
PFPC agrees to indemnify, defend and hold harmless the Trustee, and each of its affiliates, including their respective officers, directors, trustees, agents, and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the federal securities laws and any state and foreign securities and blue sky laws) arising directly or indirectly from the failure of PFPC to comply with any provision, representation, warranty or other term of the Original Agreement as amended by this Amendment, or with applicable law or regulation.

“(e)	Pacific Life agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, trustees, agents and employees, from any and all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees anddisbursements, fines, and other liabilities under or imposed by the federal securities laws, the Code, regulatory authorities, and any state and foreign securities, tax and blue sky laws) arising directly or indirectly from any claims that: (a) the Program is improperly structured for purposes of Section 529 and/or Montana law or regulations; (b) the trusts established in connection with the Program are securities or interests that are required to be, or should have been, registered with the Securities and Exchange Commission (under the Securities Act of 1933, the Trust Indenture Act of 1939, the Investment Company Act of 1940 or otherwise) and/or any state securities agency; (c) PFPC’s acts or omissions (to the extent made or performed in accordance the provisions of the Original Agreement as amended by this Amendment and the Program Rules) were improper or conflicted with the terms of the Declaration of Trust, bylaws or Registration Statement of the Fund, the policies or procedures of the Board, or the Board’s instructions; or (d) PFPC’s acts or omissions with respect to Account Owners or Designated Beneficiaries invested in the Fund via the Program differed from PFPC’s acts or omissions with respect to the Fund’s other shareholders. The indemnification obligations of this section shall not be affected by any other terms of the Original Agreement or this Amendment and such obligations shall survive the termination of both in perpetuity.”

(w)	The first sentence of Section 14(a) is amended and restated as follows:

“PFPC shall be under no duty to take any action hereunder on behalf of Pacific Life, the Fund or the Trustee except as specifically set forth herein or as may be specifically agreed to by PFPC, Pacific Life, the Fund and the Trustee in any written amendment among the parties hereto.”

(x)	Sub-section 15(a)(iii) is deleted and replaced with the following:

“(iii)	Review new applications (or other similar documents provided by Pacific Life and/or the Trustee) and correspond with shareholders to complete or correct information;”

(y)	Sub-sections 15(a)(vi) and (vii) are deleted and replaced with the following:

“(vi)	Prepare and mail to shareholders confirmation of activity in the form and containing such information as directed by the Trustee (with the consent of PFPC, which shall not be unreasonably withheld);

(vii) Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;”

(z)	Sub-sections 15(b)(ii) and (iii) are deleted and replaced with the following:

“(ii)	Accept, post and perform shareholder transfers to or from other qualified tuition programs (as defined in Section 529);

(iii)	Post dividends and other distributions.”

(aa)	Section 15(d) is deleted and replaced with the following:

“(d) Redemption of Shares. PFPC shall redeem shares only if that function is properly authorized by the Declaration of Trust or resolution of the Fund’s Board of Trustees. Shares shall be redeemed and payment therefor shall be made in accordance with the terms of the Fund’s prospectus, SAI and the Program’s offering documents then in effect, when the recordholder tenders Shares in proper form and directs the method of redemption and any requisite supporting information. When the Fund’s custodian provides PFPC with funds, the redemption check shall be sent to and made payable (i) jointly to the designated beneficiary and the higher education institution designated by the Shareholder or (ii) to such other person(s) as directed by the Shareholder or its designee if such payment is in accordance with the terms of the Program’s Offering Documents.”

(bb)	The first two sentences of Section 15(e) are deleted and replaced with the following:

“Upon receipt of a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall reinvest all dividends and distributions in Shares. Such reinvestments, as well as qualified and nonqualified distributions from Shareholders’ accounts, shall be made after deduction and payment of the required amount of funds, if any, to be withheld in accordance with any applicable tax laws or other laws, rules or regulations.”

(cc)	Section 15(f) is deleted and replaced with the following:

“(f)	Shareholder Account Services.

“PFPC will arrange, in accordance with the Offering Documents, for issuance of Shares obtained through:
- Any pre-authorized check plan;
- Direct purchases through broker wire orders, checks and

applications;
- Rollovers from other Qualified Tuition Plans; and
- Payroll deduction.”

(dd)	Section 15(h) is hereby deleted and replaced with the following:

“(h)	Records. PFPC shall maintain records of each Account held for each Shareholder and Designated Beneficiary showing the following information:

(i)
Name, address and United States Tax Identification or Social Security number of Shareholder; Name, date of birth, address and United States Tax Identification or Social Security number for any Designated Beneficiary;

(ii)	Number and class of Shares held;

(iii)	Historical information regarding the Accounts of each Shareholder, including dividends and distributions paid and the date and price for all transactions in a Shareholder’s account;

(iv)	Stop or restraining orders, if any, placed against a Shareholder’s Account;

(v)	Correspondence, if any, relating to the current maintenance of a Shareholder’s Account; and

(vi)	Any information required in order for PFPC to perform any calculations required by this Agreement.”

(ee)	Section 15(l) is deleted and replaced with the following:

“(l)    Qualified Tuition Program Services.

PFPC shall provide the following administrative services:

(i)
Receive and process each Account Owner’s request for qualified, special (e.g., distribution upon receipt of scholarship, transfer upon disability or death of beneficiary), and non-qualified withdrawals;

(ii)	Record the method of distribution requested and/or made;

(iii)	Examine and process forms requesting changes in designation of beneficiaries;

(iv)
Examine and process requests for direct transfers between custodians/trustees of another qualified tuition program, receive from any predecessor qualified tuition program or transfer and pay over to any successor qualified tuition program, assets and records pertaining thereto as requested;

(v)
Monitor Account balances and notify Pacific Life or its designee and the Trustee if the balance in the Account of a particular Account Owner for a particular Designated Beneficiary exceeds the excess contribution limit that is established for the Program;

(vi)
Monitor Account balances and notify Pacific Life or its designee and the Trustee if the balances in the Accounts of all Account Owners that designate a particular Designated Beneficiary exceed the excess contribution limit that is established for the Program;

(vii)	Monitor Account balances and restrict transactions as may be necessary to ensure compliance with contribution limits and investment direction restrictions (i.e., restrictions on changing investments).

(viii)	Track the cost basis (for tax and reporting purposes) in each Account;

(ix)	Perform applicable federal and state withholding if required;

(x)	Calculate, print and send Form 1099-Q if required;

(xi)
Provide the BOR, the program manager or the Trustee, at the Trustee’s request, with such reports and information as may be reasonably required or deemed necessary in good faith to obtain the tax advantages available under state or federal laws, including, but not limited to, verification of contributions made by residents for the purpose of verifying deductions for state income tax purposes;

(xii)
Provide the BOR, the program manager or the Trustee, at the Trustee’s request, with such reports and data as the Trustee may reasonably require or deem necessary in good faith to market or otherwise monitor the Program, including, but not limited to, various sales and progress reports, including reports that are segmented and sorted by zip codes and other measures; and

(xiii)	Provide the Trustee, or its designee, with such reports and information as the Trustee may reasonably require or deem necessary in good faith for it to discharge its responsibilities.”

(ff)	Subsection 15(m) is supplemented by inserting the following sentence after the first paragraph:

“Once the foregoing system is available to 529 plan data, PFPC shall provide the same services to the Trustee and such Financial Intermediaries which participate in the distribution of the Securities and marketing of the Accounts.”

(gg)	Subsections (v) and (vi) of Section 15(o) is deleted and the remaining subsection renumbered accordingly.

(hh)	Section 15(s) is deleted and is replaced with the following:

“(s)
Incoming Correspondence. The program manager may maintain a post office box in the State of Montana to receive correspondence from Montana residents. Correspondence sent to the Montana post office box that relates to the Securities or Accounts of the Program will be forwarded to PFPC. PFPC shall be responsible for incoming correspondence only upon PFPC’s actual receipt thereof. So as not to disadvantage Montana residents that send correspondence to the Montana address, Pacific Life hereby directs PFPC to process transactions based upon the date and time that the item was received at the Montana post office box as indicated in writing by the program manager. Pacific Life shall be responsible for any gains or losses arising from this ‘as of’ processing. Pacific Life agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, trustees, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities under the Securities Laws, the Code, and any state and foreign securities, tax and blue sky laws) arising directly or indirectly from (i) the program manager’s failure to correctly indicate the date and time any such item was actually received and (ii) the loss or delay of correspondence forwarded from such Montana post office box to PFPC.”

(ii)	Section 15(u) is supplemented by adding the following to the end of the Section:

“Pacific Life, the Fund and the Trustee acknowledge that PFPC may be required under applicable Securities Laws to assign certain of its rights and delegate its duties with respect to the foregoing services to PFPC Distributors, Inc., a brokerdealer affiliate of PFPC.”

(jj)	Section 16(e) is amended by replacing the phrase “In the event the Fund” with “In the event a party other than PFPC.”

(kk)	Section 18 is amended by adding a new subsection (c) and re-lettering the existing subsection (c) as (d). The new subsection (c) reads as follows:

“if to the Trustee, at P.O. Box 1732, Helena, Montana 59624, Attention: Peter A. Roberts;”

(ll)	Section 20 is supplemented with the following:

“Further, each of Pacific Life, the Fund and the Trustee understands and agrees that to the extent any services described herein are required to be performed by a registered broker-dealer, such services will be performed by a broker-dealer affiliate of PFPC.”

(mm)	Section 25(b) is amended by replacing the phrase “the Fund agrees” with “each of the Fund, Pacific Life and the Trustee agrees.”

(nn)	Section 25(g) is amended by changing the heading to “Representations and Warranties” and by inserting the following before the first sentence:

“The Trustee represents and warrants that it has the requisite authority under the Program to act as provided in the Original Agreement as amended by this Amendment and to retain PFPC to perform the services set forth in the Original Agreement as amended by this Amendment.”

(oo)	The provisions under “Components” in first row in the table of Schedule 2 of Exhibit B of the Original Agreement are deleted and replaced with the following:

“Purchases, Redemptions, Exchanges, Rollovers, New Accounts”

(pp)	The eighth and ninth rows, regarding Shareholder dividend checks and confirms, in the table of Schedule 2 of Exhibit B of the Original Agreement are deleted.

(qq)	The row regarding “Shareholder Dividend Checks” in Exhibit E Schedule 2 Table 2 of the Original Agreement is deleted.

2.    Miscellaneous.

(a)
Except as specifically amended herein, and except as necessary to conform to the intention of the parties set forth above, the Original Agreement shall remain unaltered and in full force an effect and is hereby ratified and confirmed. In the event of a conflict between the terms hereof and the Original Agreement, as to services provided in connection with the Program, this

Amendment shall control.

(b)
The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supercedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)	Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have set their hands by their duly authorized representatives as of the year and date first above indicated.

PACIFIC LIFE INSURANCE COMPANY		PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Brian D. Klemens	By:	/s/ Jane M. Guon
Name:	Brian D. Klemens	Name:	Jane M. Guon
Title:	VP, Treasurer	Title:	Assistant Secretary
PACIFIC FUNDS

		By:	/s/ Brian D. Klemens
		Name:	Brian D. Klemens
		Title:	VP, Treasurer
COLLEGE SAVINGS TRUST

		By:	/s/ Peter A. Roberts
		Name:	Peter A. Roberts
		Title:	Chairman
PFPC INC.

		By:	/s/ Stephen M. Wynne
		Name:	Stephen M. Wynne
		Title:	Chief Operating Officer